EXHIBIT 10.7

Dr Richard Steeves
The Old Rectory
Dunton Road
Leire
Leicestershire
LE17 5HD
2 November 2015
Dear Richard,
Further to our discussion regarding the termination of your employment with Synergy Health Limited (formerly plc) (the "Company"), I have set out below the overall severance package which the Company is prepared to offer you. This package is subject to the conditions detailed below. The effectiveness of this letter also is conditioned upon the consummation of the proposed Combination involving Synergy Health plc and STERIS Corporation, and should such Combination not occur this letter will be of no force or effect.
As this letter is intended to constitute a settlement agreement between us in accordance with Section 203(3) Employment Rights Act 1996, the main pre-conditions of the Agreement are that you must receive independent legal advice on its terms and effects and particularly its effect on your ability to pursue your rights before an Employment Tribunal, that you must sign and date the letter where marked and return one copy to me to acknowledge your agreement with the terms and that your legal adviser must sign the adviser's certificate attached to this Agreement and return it to me. The Agreement needs to include the details of your adviser and therefore you will need to insert the name, firm and address of your adviser where marked below at paragraph 6.
In this Agreement:
"Group Company" means any company which is a holding company of the Company or any direct or indirect subsidiary of the Company or any direct or indirect subsidiary of such holding company (as such expression is defined in Sections 1159, 1261 and Schedule 6 of the Companies Act 2006);
"Contract" means your Service Agreement with the Company dated 2nd June 2014.

1.
Your employment with the Company will terminate on 2 November 2015 (the "Termination Date"). You agree that you will cease to be a director of the Company and any of its subsidiaries as of the date of this Agreement.

2.	Between the date of this Agreement and the Termination Date, you will continue to perform your normal duties.

3.
You will receive normal salary and other contractual benefits, including car allowance and pension contributions, as per the Contract (subject to normal deductions of tax and employee's National Insurance Contributions) up to the Termination Date. Legitimate and reasonable business expenses incurred before the termination of your employment will also be paid if supported by proper receipts and invoices. Any payments due up to the Termination Date will be paid on the next practicable payroll date following completion of this Agreement. You acknowledge that following the Termination Date you have no entitlement to any further salary, benefits, bonuses, allowances, contributions or other remuneration or expenses from the Company save as set out in this Agreement. All benefits will cease to be provided with effect from the Termination Date. All accrued holiday must be used by the Termination Date.

4.
By way of severance compensation, the Company will pay to you the following sums subsequent to your Termination Date, which severance payments are conditional on (i) receipt by me of a completed copy of this Agreement; and (ii) receipt by me of a copy of the completed Adviser's certificate.

(a)	the sum of £575,500 in respect of 12 months' salary, car allowance and pension contributions as compensation for your notice period;

(b)
by way of severance compensation for loss of bonus for past service, a pro-rated bonus award calculated on service during the current financial year, up to 31 October 2015, and in the amount of £335,710; and

(c)
by way of severance compensation for loss of bonus opportunity for your notice period, a further sum in the amount of £1,151,000. Payments of such further sum are subject to you having complied with the obligations set out in this Agreement as at the dates payments thereof are due.

The sums payable under (a), (b) and (c) above will (subject to clause 15 below) be subject to deductions in respect of tax and employee's National Insurance Contributions at such rate as HM Revenue & Customs shall require. The sums are payable as follows:

(a)	with respect to (a) above, in a lump sum on or around 30 November 2015;

(b)	with respect to (b) above, in a lump sum on or around 30 November 2015; and

(c)	with respect to (c) above, in two equal installments, the first payable on or around 30 November 2015 and the second payable on or around 30 October 2016.

5.
Save as set out in the remainder of this clause, the terms of this Agreement are conditional on you returning on or before the Termination Date any and all property belonging to the Company or any Group Company which remains in your possession or control and any other documentation or property belonging to or entrusted to the Company or Group Company which is now in your possession or control including without limitation any documents, files, records, tapes, photographs, microfiches, magnetic disks, software, mobile telephones, SIM cards, computer equipment, swipe-cards, passwords and security codes. Any copies of the Company's or any Group Company's property or any other documentation (in whatever medium) must be returned at the same time and you warrant that you have not and will not retain any such copies. The Company agrees that you may transfer into your name the mobile telephone numbers registered to the SIM cards provided to you by the Company and accordingly that you may retain those

SIM cards until such time as you are able to effect the transfer (and in that respect, the Company agrees to provide you with such assistance as is reasonably required to effect the transfer, including in obtaining the PAC codes associated with the mobile telephone numbers). The Company also agrees that you may retain the Apple computer provided to you by the Company.

6.
You accept the severance payments set out in this Agreement in full and final settlement of all claims of any nature whatsoever which you may have against the Company or any Group Company or any of its or their officers or employees arising out of or in connection with your employment with the Company or any Group Company or its termination, and you agree to waive all such claims and other rights against the Company and/or any Group Company or its/their officers or employees if applicable, including without limitation the Statutory Employment Protection Claims and in particular the following:

(a)    any claim for unfair dismissal as at the Termination Date;
(b)    any claim for statutory or contractual redundancy payments;

(c)
any claim for direct or indirect discrimination, harassment and/or victimisation under the Equality Act 2010 which arises from your employment or its termination and which relates to any one or more of the protected characteristics listed below:

(1)race,
(2)religion or belief,
(3)disability,
(4)gender,
(5)nationality,
(6)sexual orientation, or
(7)age;
(d)    any claim for unlawful deductions from wages;

(e)	any claim under Regulations 30, 31, 32 or any other provision of the Working Time Regulations 1998;

(f)	any claim for breach of obligations under the Protection from Harassment Act 1997;

(g)	any other claim under the Contract or for damages for breach of contract howsoever arising;
(h)    any claim relating to loss of directorship or office;

(i)    any claim under section 47B of the Employment Rights Act 1996; and
(j)    any claim for bonus, profit share or other incentive award;
but excluding (i) any claim for personal injury where you are not aware of an injury or of any relevant symptoms or conditions at the date of this Agreement (and you confirm and warrant that you have given due care and consideration to such matters before signing this Agreement), (ii) any benefits accrued in the Company pension scheme, and (Hi) any claim to enforce this Agreement.
You confirm that you have received independent legal advice from:
Michal Chudy (the "Adviser") of Farrer & Co LLP, 66 Lincoln's Inn Fields, London WC2A 3LH.
You confirm that you have explained all the facts and circumstances and issues relevant to the employment and its termination which may give rise to a Statutory Employment Protection Claim and that you have received independent legal advice from the Adviser on the terms and effect of this Agreement and in particular this has included advice as to your ability to pursue each and every complaint against the Company in respect of the Statutory Employment Protection Claims. You also confirm that the Adviser has informed you that his/her firm maintains a contract of insurance or an indemnity provided for members of a profession or professional body in respect of the advice provided to you and that this Agreement satisfies the conditions for regulating settlement agreements. The Company shall, within 14 days of receipt by it of an appropriate copy VAT invoice addressed to you but marked for payment by the Company, and provided that the Company has already received a copy of this Agreement signed by you, pay to the Adviser your legal expenses relating exclusively to the negotiation and preparation of this Agreement up to a maximum of £500 plus VAT.

7.
For the purposes of this Agreement a "Statutory Employment Protection Claim" shall mean any claim under the Equality Act 2010, Employment Rights Act 1996, Working Time Regulations 1998, the Public Interest Disclosure Act 1998 and Data Protection Act 1998.

8.
It is agreed that your acceptance of the terms of this Agreement constitutes a settlement agreement satisfying the conditions relating to settlement agreements contained in Section 147 of the Equality Act 2010, Sections 203(2)(f) and (3) of the Employment Rights Act 1996, and Regulation 35(3) Working Time Regulations 1998, each as amended, and that you are effectively waiving the Statutory Employment Protection Claims and the claims set out at paragraph 6.

9.
You acknowledge that the Company has entered into this Agreement on the understanding and condition that you have not issued any actions against the Company or any Group Company and/or any officers or employees of the Company or any Group Company before a Court or Employment Tribunal prior to the completion of this Agreement. You warrant that you are not aware of any statutory claims which you may have against the Company or any Group Company or any of its/their officers or employees arising from your employment or its termination other than those listed in paragraph 6 above. You warrant and confirm that after taking the advice referred to in paragraph 6 above, the claims which you are aware you have or may have against the Company or any Group Company are those referred to in paragraph 6.

10.
Both parties agree to keep the fact and the terms of this Agreement and the circumstances leading up to the termination of your employment and the completion of this Agreement confidential save as required by law or a regulatory authority or, in your case, to your immediate family (provided that you inform them of the confidential nature of the information) or, in the Company's case, as reasonably required for the purposes of implementing this Agreement. You should be aware that your duties of confidentiality (both contractual and common law) to the Company and any Group Company will continue to apply after the termination of your employment and you warrant that you have not directly or indirectly breached those duties before completion of this Agreement.

11.
You warrant that you will not directly or indirectly make, issue or publish or cause to be made issued or published any derogatory or otherwise comments which may harm the Company or any Group Company or any of its/their officers, employees or shareholders or its/their reputation and that you have not done so prior to completion of this Agreement. The Company agrees to use its reasonable endeavours to procure that none of its officers or employees will make, issue or publish any such comments about you.

12.	The Company is entering this Agreement for itself and on behalf of each Group Company each of which may enforce directly any rights it may have against you.

13.	You expressly acknowledge that the provisions of clauses 11, 12 and 13 of the Contract shall continue to apply for a period of 12 months after the Termination Date.

14.
Except in relation to any provisions of the Contract which are stated to apply following the termination of your employment, this Agreement sets out the entire agreement between you and the Company and any Group Company in relation to your rights arising from or in relation to your employment or its termination. You acknowledge and warrant to the Company that you are not entering into this Agreement relying on any statement, representation, assurance or warranty of any person (whether party to this Agreement or not and whether in writing or not) which is not expressly set out in this Agreement.

15.
You agree that you are solely responsible for any charge to tax which may arise on severance payments under this Agreement and/or the benefits received by you and/or arising out of the termination of your employment and/or this Agreement generally, save to the extent that such tax has already been deducted by the Company from your salary or pay in lieu of notice as set out above. You also agree to indemnify the Company upon request within 28 days of written notice if any such charge to tax should arise on any of the other terms or benefits of this Agreement or if any fine, interest or costs become payable. No payment of any charge to tax or final interest will be made by us without particulars of the proposed payment being given to you first and you having the opportunity at your own expense to make representations to HM Revenue &

Customs (provided that nothing in this paragraph shall prevent the Company from complying with its legal obligations with regard to HM Revenue & Customs or other competent body).

16.	You agree that you will complete any paperwork requested by the Company or a Group Company in order to implement your resignation as a director of any such company.

17.
This Agreement shall be governed by and construed in accordance with the law of England and Wales and the parties submit to the exclusive jurisdiction of the English and Welsh Courts and Tribunals with regard to any dispute or claim arising under this Agreement.

18.
Although this Agreement is marked Without Prejudice & Subject to Contract, upon completion and return of this Agreement to me the without prejudice nature of this Agreement and the surrounding correspondence shall cease and the Agreement shall become open and binding.

I trust that the above terms are acceptable and on that assumption I look forward to receiving two completed originals of this Agreement. I will then return a fully executed copy to you. If, however, you have any queries in respect of the above terms, please do not hesitate to contact me.
I look forward to hearing from you.

Yours sincerely

Synergy Health Limited

/s/ Michael J. Tokich
Michael J. Tokich, Director

………………………………………………………………………………………………….
I accept the above terms and Agreement.

Signed /s/ Richard Steeves             Dated… 4/11/15
Richard Steeves

Adviser's Certificate

I, [__________________] of [_______________] certify as follows:

1.
I am a relevant independent adviser for the purposes of Section 147 of the Equality Act 2010, Sections 203(2)(f) and (3) of the Employment Rights Act 1996 and Section 35(3) Working Time Regulations 1998, each as amended.

2.
I confirm that at all relevant times there was and is in force a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by Richard Steeves in respect of loss arising in consequence of the advice I have given him in connection with this matter.

3.
I have advised Richard Steeves in connection with the completion of this Agreement and specifically on the terms and effect of the Agreement and its effect on his ability to pursue his rights before an Employment Tribunal including in particular, all of those claims listed in paragraph 6 of the attached settlement agreement.

4.	I am not acting (and have not acted) in relation to this matter for the Company or any associated employer or company.
Signed    Dated
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Solicitor